                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                             VIVENDI UNIVERSAL S.A.
                                (NAME OF ISSUER)

               ORDINARY SHARES, NOMINAL VALUE 5.50 EUROS PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    F9798210
                                 (CUSIP NUMBER)

                                 SARAH E. COGAN
                           SIMPSON THACHER & BARTLETT
                 425 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017
                                 (212) 455-3575
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                 OCTOBER 1, 2002
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

            Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13D
CUSIP No.F9798210                                                  Page 2  of 31

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates and as trustee or director of certain charitable foundations.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                                     453,848

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                                             25,922,715
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                                     453,848

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                             25,922,715

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             26,376,563

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   2.5%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                                     IN

________________________________________________________________________________

                                  Schedule 13D
CUSIP No.F9798210                                                  Page 3  of 31

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     THE HON. CHARLES R. BRONFMAN, individually and as director or trustee of certain charitable foundations.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CANADA

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                                     433,893

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                                              1,098,715
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                                     433,893

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                              1,098,715

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              1,532,608

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                                     IN

________________________________________________________________________________

                                  Schedule 13D
CUSIP No.F9798210                                                  Page 4  of 31

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     SAMUEL BRONFMAN II, individually.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                                     147,392

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                                                      0
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                                     147,392

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                                      0

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                147,392

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                         LESS THAN 0.1%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                                     IN

________________________________________________________________________________

                                  Schedule 13D
CUSIP No.F9798210                                                  Page 5  of 31

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     EDGAR BRONFMAN, JR., individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF                                   3,752,458

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                                             24,733,219
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                                   3,752,458

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                             24,733,751

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                             28,486,209

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                   2.7%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                                     IN

________________________________________________________________________________

CUSIP No. F9798210                     13D                          Page 6 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

MATTHEW BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                         192

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                   24,541,411

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                         192

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                             24,541,411

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             25,541,603

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.3%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

CUSIP No. F9798210                     13D                          Page 7 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

STEPHEN R. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

CANADA

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                           0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             11,682,106
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                           0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             11,682,106

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                             11,682,106
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.1%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

CUSIP No. F9798210                     13D                          Page 8 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

CANADA

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                     690,500

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             10,775,199
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                     690,500

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             10,755,199

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             11,465,699

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.1%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

CUSIP No. F9798210                     13D                          Page 9 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

MILDRED KALIK, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                           0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             25,730,431
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                           0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             25,730,431

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             25,730,431

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.4%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

CUSIP No. F9798210                     13D                         Page 10 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

MAYO A. SHATTUCK, III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                           0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             25,730,431
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                           0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             25,730,431

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             25,730,431

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.4%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

CUSIP No. F9798210                     13D                         Page 11 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JOHN S. WEINBERG, individually, as trustee under a certain trust for the benefit of John S. Weinberg and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                         800

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             25,734,831
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                         800

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             25,734,831

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             25,735,631

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.4%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

CUSIP No. F9798210                     13D                         Page 12 of 31


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of a certain charitable foundation.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

CANADA

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                           0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                             11,681,630
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING                           0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                             11,681,630

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             11,681,630

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.1%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

                                     IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                       13D                   Page 13 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ROBERT S. VINEBERG, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      CANADA

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                             0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                      10,775,199

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                         0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                10,775,199
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                10,775,199
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       1.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 14 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     JAY H. RUBINSTEIN, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                             0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                       2,000,000

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                         0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                 2,000,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 2,000,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 15 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     GUY P. LANDER, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                             0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                       2,000,000

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                         0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                 2,000,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 2,000,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 16 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     STEVEN H. LEVIN, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                             0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                       2,000,000

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                         0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                 2,000,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 2,000,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 17 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      BARBADOS

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                             0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                       2,159,500

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                         0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                 2,159,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 2,159,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 18 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      BARBADOS

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                             0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                       2,159,500

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                         0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                 2,159,500
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 2,159,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 19of 31
         -------                                                  --   --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BRUCE I. JUDELSON, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                        219,208

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                       2,167,100

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                   219,208
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                 2,167,100
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                 2,386,308
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No.F978210                                             Page 20 of 31
         ------                                                   --    --

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     CODAN TRUST COMPANY LIMITED, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3    SEC USE ONLY



--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*



--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      BERMUDA

--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF                      4,000,000

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY                               0

               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                   4,000,000
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                                         0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                4,000,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                       0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


                                        CO
--------------------------------------------------------------------------------

         This Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, by each of the individuals and entities identified on the cover pages to this Schedule 13D (such persons and entities, collectively, the "Reporting Persons"), relating to the ordinary shares, nominal value 5.50 euros per share (the "Ordinary Shares"), of Vivendi Universal S.A., a societe anonyme organized under the laws of France ("Vivendi Universal"), is hereby amended as set forth below.

ITEM 2. IDENTITY AND BACKGROUND.

         Item 2 is hereby supplemented as follows:

         The Schedule 13D is being filed jointly by the Reporting Persons. The agreement among the Reporting Persons relating to the joint filing of the
Schedule 13D is attached hereto as Exhibit 1.

         The name, business address, principal business or occupation and citizenship of each of the Reporting Persons is supplemented by adding the following information:

NAME AND BUSINESS ADDRESS              PRINCIPAL BUSINESS OR OCCUPATION              CITIZENSHIP
-------------------------              --------------------------------              -----------
JAY H. RUBINSTEIN                 Partner of Withers Bergman LLP (attorneys)        United States
157 Church Street
New Haven, CT
USA 06510

         During the last five years, none of the Reporting Persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated as follows:

         CURRENT OWNERSHIP

         As of the date hereof and after giving effect to the transactions described below under "Recent Transactions," Bronfman Associates, a New York general partnership ("BA"), owns directly 24,541,219 Vivendi Universal American Depositary Shares ("ADSs"), or approximately 2.3% of the Ordinary Shares. Edgar
M. Bronfman is the Managing Partner of BA, the Edgar Miles Bronfman Trust (the "EMBT") directly and indirectly holds a 99% general partnership interest and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman, directly and indirectly hold the other partnership interest in BA. The EMBT owns no Vivendi Universal Securities directly (the term "Vivendi Universal Securities" refers to, collectively, Ordinary Shares, ADSs, exchangeable shares ("Exchangeable Shares") of Vivendi Universal Exchangeco Inc., a Canadian subsidiary of

Vivendi Universal, and Vivendi Universal voting rights). Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Mildred Kalik, Mayo A. Shattuck III and John S. Weinberg are the trustees of the EMBT, and Edgar M. Bronfman, Mildred Kalik, Mayo A. Shattuck III and John S. Weinberg are the trustees of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), both of which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns directly 1,189,212 ADSs, or approximately 0.1% of the Ordinary Shares.

         The C. Bronfman Family Trust (the "C.BFT"), the Charles Rosner Bronfman Family Trust (the "CRBFT"), the Charles Bronfman Trust (the "CBT") and the Charles R. Bronfman Discretionary Trust (the "CRBDT"), trusts for the benefit of Charles R. Bronfman and his descendants, own directly (or, in the case of the C.BFT, indirectly, and in the case of the CRBFT, both directly and indirectly) 2,159,500 Ordinary Shares, 10,772,699 Ordinary Shares, 2,000,000 Ordinary Shares and 199,008 Ordinary Shares, or approximately 0.2%, 1.0%, 0.2% and less than 0.1% of the Ordinary Shares, respectively. The C.BFT is the sole member of C.BFT Holdings LLC ("C.BFT LLC"), which owns directly the 2,159,500 Ordinary Shares referred to above. The CRBFT is the sole shareholder of Columbus Capital Corporation, which owns directly 3,742,661 Ordinary Shares (included in the 10,772,699 Ordinary Share amount referred to above). Trevor Carmichael, Neville LeRoy Smith and Bruce I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT. Jay H. Rubinstein, Guy P. Lander and Steven H. Levin are the trustees of the CBT. Bruce I. Judelson is the trustee of the CRBDT.

         CRB Associates, Limited Partnership, a Connecticut limited partnership ("CRB Associates"), owns directly 2,500 Ordinary Shares, which represent less than 0.1% of the Ordinary Shares. The general partner of CRB Associates is the CRBFT, which holds a 98.2% general partnership interest. A corporation owned by a trust for the benefit of Stephen R. Bronfman holds a 1.8% limited partnership interest in CRB Associates.

         Andell Holdings LLC, a limited liability company organized under the laws of Delaware ("Andell"), owns directly 4,000,000 Ordinary Shares, or approximately 0.4% of the Ordinary Shares. The CB Family Trust ("CB FT"), a trust for the benefit of Charles R. Bronfman and his descendents, is the sole member of Andell. The Codan Trust Company is the trustee of the CB FT.

         Ayembee Limited Partnership, a Connecticut limited partnership ("Ayembee"), owns directly 7,600 Ordinary Shares, which represent less than 0.1% of the Ordinary Shares. The general partner of Ayembee is the Ayembee Trust, the trustees of which include Bruce I. Judelson, which holds a 33.75% general partnership interest. Andrea M. Bronfman, the spouse of Charles R. Bronfman, owns a 66.25% limited partnership interest.

         Edgar M. Bronfman and Charles R. Bronfman are siblings.

         The Claridge Foundation, a charitable foundation, the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold
M. Ludwick, owns directly 906,431 Ordinary Shares, or approximately 0.1% of the Ordinary Shares. The Vivendi Universal Foundation, a charitable foundation, the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, and Edgar Bronfman, Jr., owns directly 192,000 ADSs, which represent less than 0.1% of the Ordinary Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation, the directors of which include Stephen R. Bronfman and Matthew Bronfman, owns directly 192 ADSs, which represent less than 0.1% of the Ordinary Shares. The Saidye Bronfman Foundation, a charitable foundation, the directors of which include Edgar M. Bronfman, Charles R. Bronfman and Stephen R. Bronfman, owns directly 284 ADSs, which represent less than 0.1% of the Ordinary Shares.

         Edgar M. Bronfman owns directly 888 ADSs and holds currently exercisable options to acquire 452,960 ADSs; Charles R. Bronfman owns directly 800 Ordinary Shares and holds currently exercisable options to acquire 433,093 ADSs; Samuel Bronfman II owns directly 192 ADSs and holds currently exercisable options to acquire 147,200 ADSs; Edgar Bronfman, Jr. owns directly 792 ADSs, holds currently exercisable options to acquire 3,751,666 ADSs and, through an investment in a 401(k) Plan with a value of $26,234 as of December 4, 2000, owns indirectly approximately 532 ADSs; Matthew Bronfman owns directly 192 ADSs; Ellen J. Bronfman Hauptman owns directly 690,500 Ordinary Shares; and John S. Weinberg owns directly 800 ADSs. A trust for the benefit of John S. Weinberg, of which he is a trustee, owns 4,400 ADSs. Bruce I. Judelson owns directly 700 ADSs, owns through an Individual Retirement Account 300 ADSs, and a trust for which Bruce I. Judelson is the sole trustee (the "BBH Trust") owns directly 19,200 Ordinary Shares. Except with respect to the ADSs held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the ADSs stated to be owned directly by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,472 ADSs.

         The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by each of the aforementioned trusts and foundations is shared by the respective trustees or directors of such trusts or foundations, except with respect to the CB FT, CRBDT and the BBH Trust, each of which has a single trustee with sole power to vote, or direct the voting of, and sole power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by such trust.

         Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Vivendi Universal Securities, except for those ADSs and Ordinary Shares which are stated to be owned directly by such person, and except to the extent of such person's beneficial interest in a trust which owns Vivendi Universal Securities.

         The persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the Schedule 13D, and (ii) that any group exists with respect to the Vivendi Universal Securities referred to in the
Schedule 13D.

         The number of Vivendi Universal Securities over which each of the Reporting Persons exercises voting or dispositive power, either sole or shared, is set forth on the cover pages hereto. Such cover pages reflect the beneficial ownership of an aggregate of 51,474,860 Vivendi Universal Securities, which represent an aggregate of approximately 4.8% of the Ordinary Shares.

         Percentages set forth on such cover pages and in this Item 5 were calculated based on 1,067,671,500 outstanding Ordinary Shares. Vivendi Universal reported that it had 1,067,671,500 voting rights outstanding as at June 30, 2002 in its Consolidated Half-Year Financial Statements as at June 30, 2002, filed as
Exhibit 99.1 to its Report on Form 6-K dated September 25, 2002. Outstanding voting rights exclude Ordinary Shares held in treasury by Vivendi Universal. Vivendi Universal has advised the Reporting Persons that the number of outstanding Ordinary Shares includes Ordinary Shares corresponding to the outstanding ADSs and Exchangeable Shares.

         RECENT TRANSACTIONS

         On August 9, 2002, Columbus demanded payment on a note due from Claridge SRB Investments Inc., a corporation existing under the laws of Canada ("SRB Investments"), and foreclosed on the Ordinary Shares held by SRB Investments as payment for the note. As a result, 3,942,661 Ordinary Shares became the property of Columbus and SRB Investments no longer holds any Vivendi Universal Securities.

         On August 16, 2002, C. BFT LLC, the CRBFT, The Chastell Foundation, a charitable foundation, the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman, Ellen J. Bronfman Hauptman and Arnold M. Ludwick ("Chastell"), the CRBDT and Ayembee sold 200,000, 200,000, 25,000, 4,800 and 200
Ordinary Shares, respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 10.032 Euros.

         On August 19, 2002, C. BFT LLC, the CRBFT, Chastell, Claridge, the CRBDT and Ayembee sold 246,500, 246,500, 18,331, 12,469, 5,900 and 300 Ordinary
Shares, respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 9.837 Euros. After giving effect to such transactions, Chastell no longer holds any Vivendi Universal Securities.

         On August 20, 2002, C. BFT LLC, the CRBFT, Claridge, the CRBDT and Ayembee sold 200,000, 200,000, 25,000, 4,800 and 200 Ordinary Shares,
respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 12.384 Euros.

         On August 21, 2002, C. BFT LLC, the CRBFT, Claridge, the CRBDT and Ayembee sold 200,000, 200,000, 25,000, 4,800 and 200 Ordinary Shares,
respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 12.742 Euros.

         On August 22, 2002, C. BFT LLC, the CRBFT, Claridge, the CRBDT and Ayembee sold 200,000, 200,000, 25,000, 4,800 and 200 Ordinary Shares,
respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 13.437 Euros.

         On August 23, 2002, C. BFT LLC, the CRBFT, Claridge, the CRBDT and Ayembee sold 200,000, 200,000, 25,000, 4,800 and 200 Ordinary Shares,
respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 13.097 Euros.

         On August 30, 2002, C. BFT LLC, the CRBFT, Claridge, the CRBDT and Ayembee sold 344,000, 344,000, 43,000, 8,500 and 500 Ordinary Shares,
respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 13.020 Euros.

         In addition, on August 30, 2002, BA transferred 65,700 ADSs to one of its limited partners, who then transferred such ADSs to two public charities.

         On September 2, 2002, BA sold 785,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 12.979 Euros.

         On September 3, 2002, BA sold 700,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 12.144 Euros.

         On September 5, 2002, BA sold 349,300 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 11.686 Euros.

         On September 6, 2002, BA sold 100,000 Ordinary Shares in market sales on the Paris Bourse at a price per Ordinary Share of 12.413 Euros.

         On October 1, 2002, C. BFT LLC, Columbus, Claridge, the CRBDT and Ayembee sold 200,000, 200,000, 25,000, 4,800 and 200 Ordinary Shares,
respectively, in market sales on the Paris Bourse at a price per Ordinary Share of 11.687 Euros.

         After giving effect to the transactions described above, the Reporting Persons beneficially own less than 5% of the total number of outstanding Ordinary Shares and will no longer be required to report on Schedule 13D. The Reporting Persons ceased to beneficially own 5% of the total number of outstanding Ordinary Shares on September 2, 2002.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby supplemented as follows:

         As previously reported in the Schedule 13D, certain of the Reporting Persons and entities related to them are party (the "Shareholder Parties") to a Shareholder Governance Agreement dated as of June 19, 2000 with Vivendi Universal (the "Governance Agreement"). Pursuant to the Governance Agreement, the Shareholder Parties currently have the right to designate three persons (the "Bronfman designees") to the Board of Directors of Vivendi Universal. Samuel Minzberg, who was a Bronfman designee, has resigned from his position as director.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      EXHIBITS:

1.       Joint Filing Agreement among each of the Reporting Persons.

2.       Power of Attorney.

                                   SIGNATURES
                                                                   Page 26 of 31


    After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:   October 1, 2002

                                         EDGAR M. BRONFMAN, individually, as
                                         trustee under certain trusts for
                                         the benefit of descendants of the
                                         late Samuel Bronfman, as Managing
                                         Partner of Bronfman Associates and
                                         as trustee or director of certain
                                         charitable foundations

                                         By:  /s/ Frank W. Raysor, II
                                              ------------------------------
                                              Frank W. Raysor, II
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         THE HON. CHARLES R. BRONFMAN,
                                         individually and as director or
                                         trustee of certain charitable
                                         foundations

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         SAMUEL BRONFMAN II, individually

                                         By:  /s/ Frank W. Raysor, II
                                              ------------------------------
                                              Frank W. Raysor, II
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)

                                         EDGAR BRONFMAN, JR., individually,
                                         as trustee under a certain trust
                                         for the benefit of descendants of
                                         the late Samuel Bronfman and as
                                         trustee of a certain charitable
                                         foundation

                                         By:  /s/ Frank W. Raysor, II
                                              ------------------------------
                                              Frank W. Raysor, II
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)

                                         MATTHEW BRONFMAN, individually, as
                                         trustee under a certain trust for
                                         the benefit of descendants of the
                                         late Samuel Bronfman and as
                                         director of a certain charitable
                                         foundation

                                         By:  /s/ Frank W. Raysor, II
                                              ------------------------------
                                              Frank W. Raysor, II
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         STEPHEN R. BRONFMAN, individually,
                                         as trustee under certain trusts for
                                         the benefit of descendants of the
                                         late Samuel Bronfman and as
                                         director of certain charitable
                                         foundations

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michael Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)

                                         ELLEN J. BRONFMAN HAUPTMAN,
                                         individually and as trustee under a
                                         certain trust for the benefit of
                                         descendants of the late Samuel
                                         Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         MILDRED KALIK, as trustee under
                                         certain trusts for the benefit of
                                         descendants of the late Samuel
                                         Bronfman
                                         /s/ MILDRED KALIK
                                         ------------------------------
                                         MILDRED KALIK


                                         MAYO A. SHATTUCK, III, as trustee
                                         under certain trusts for the
                                         benefit of descendants of the late
                                         Samuel Bronfman

                                         By:  /s/ Mildred Kalik
                                              ------------------------------
                                              Mildred Kalik
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         JOHN S. WEINBERG, individually, as
                                         trustee under a certain trust for
                                         the benefit of John S. Weinberg and
                                         as trustee under certain trusts for
                                         the benefit of descendants of the
                                         late Samuel Bronfman

                                         By:  /s/ Mildred Kalik
                                              ------------------------------
                                              Mildred Kalik
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)

                                         ARNOLD M. LUDWICK, as trustee under
                                         a certain trust for the benefit of
                                         descendants of the late Samuel
                                         Bronfman and as a director of a
                                         certain charitable foundation

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         ROBERT S. VINEBERG, as trustee
                                         under a certain trust for the
                                         benefit of descendants of the late
                                         Samuel Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         JAY H. RUBINSTEIN, as trustee under
                                         a certain trust for the benefit of
                                         descendants of the late Samuel
                                         Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact


                                         GUY P. LANDER, as trustee under a
                                         certain trust for the benefit of
                                         descendants of the late Samuel
                                         Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)

                                         STEVEN H. LEVIN, as trustee under a
                                         certain trust for the benefit of
                                         descendants of the late Samuel
                                         Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         TREVOR CARMICHAEL, as trustee under
                                         a certain trust for the benefit of
                                         descendants of the late Samuel
                                         Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         NEVILLE LEROY SMITH, as trustee
                                         under a certain trust for the
                                         benefit of descendants of the late
                                         Samuel Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)


                                         BRUCE I. JUDELSON, individually and
                                         as trustee under certain trusts for
                                         the benefit of descendants of the
                                         late Samuel Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)



                                         CODAN TRUST COMPANY LIMITED, as
                                         trustee under a certain trust for
                                         the benefit of descendants of the
                                         late Samuel Bronfman

                                         By:  /s/ Michel Boucher
                                              ------------------------------
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously filed
                                              with the Securities and Exchange
                                              Commission)